Exhibit 3

AMENDMENT No. 1 TO THE

BYLAWS OF

INTERSIL CORPORATION

This is an Amendment, dated as of August 29, 2003 (the “Amendment”) to the Bylaws of INTERSIL CORPORATION, a Delaware corporation (the “Company”), which were adopted on June 2, 1999 (the “Bylaws”).

Background

The Board of Directors of the Company wishes to establish procedures governing the conduct of stockholder business at annual and special meetings of the stockholders, and wishes to amend the Bylaws to formally establish such procedures.

Amendment

1. The Bylaws are hereby amended by the addition of the following new Section 1.1.6.

1.1.6 Notice of Meetings; Waiver.

(a) Written or printed notice of the place, date and hour of the meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered not less than ten nor more than sixty days prior to the meeting, either personally or by mail, by or at the direction of the board of directors or person calling the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been delivered to a stockholder on the third day after it is deposited in the United States mail, postage prepaid, addressed to the stockholder at his or her address as it appears on the record of stockholders of the Company, or, if he or she shall have filed with the secretary of the Company a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. Such further notice shall be given as may be required by law or otherwise provided herein.

(b) No notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. The attendance of any stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

2. The Bylaws are hereby amended by the addition of the following new Section 1.2.

1.2     Notice of Stockholder Business and Nominations.

1.2.1 Annual Meetings of Stockholders.

(a) Nominations of persons for election to the board of directors of the Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) by or at the direction of the board of directors or the chairman of the board, or (ii) by any stockholder of the Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (b) and (c) of this Section 1.2.1 and who was a stockholder of record at the time such notice is delivered to the secretary or any assistant secretary of the Company.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder, pursuant to clause (ii) of paragraph (a) of this Section 1.2.1, the stockholder must have given timely notice thereof in writing to the secretary or any assistant secretary of the Company. To be timely, a stockholder’s notice shall be delivered to the secretary or any assistant secretary at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than twenty days or delayed by more than seventy days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than ninety days prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-11 thereunder, in each case including any successor Rule or Regulation thereto, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (B) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

(c) Notwithstanding anything in the second sentence of Section 1.2.1(b) of this bylaw to the contrary, in the event that the number of directors to be elected to the board of directors of the Company is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the Company at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice under this paragraph shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

1.2.2 Special Meetings of Stockholders. Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Company’s notice of meeting pursuant to Section 1.1.6 of this bylaw shall be conducted at such meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the board of directors or (ii) by any stockholder of the Company who is entitled to vote at the meeting, who complies with the notice procedures set forth herein and who is a stockholder of record at the time such notice is delivered to the secretary of the Company. Nominations by stockholders of persons for election to the board of directors may be made at such special meeting of stockholders if the stockholder’s notice as required by Section 1.2.1(b) of this bylaw shall be delivered to the secretary at the principal executive offices of the Company not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the sixtieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

1.2.3 General.

(a) Only persons who are nominated in accordance with the procedures set forth in this bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this bylaw. Except as otherwise provided by law, the Certificate of Incorporation or herein, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this bylaw and, if any proposed nomination or business is not in compliance with this bylaw, to declare that such defective proposal or nomination shall be disregarded.

(b) For purposes of this bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(c) Notwithstanding the foregoing provisions of this bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this bylaw shall be deemed to affect any right of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

3. Except as amended hereby, the Bylaws shall continue in effect in accordance with their terms.